Exhibit 10.3

FORM OF FIRST AMENDMENT

TO SEVERANCE AGREEMENT

Reference is made to that certain Severance Agreement (the “Agreement”) dated as of February 7, 2007, by and between EnerNOC, Inc., a Delaware corporation (the “Company”), and                    (the “Employee”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the Company through its Compensation Committee and its Board of Directors has determined that it is in the Company’s interest to modify certain terms of the Employee’s Agreement; and

WHEREAS, the Company and the Employee desire to amend the Agreement to (i) increase the severance amount paid to the Employee in the event the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason and (ii) additionally accelerate the vesting of Stock Awards in the event the Employee’s employment is terminated without Cause or the Employee terminates his employment for Good Reason following a Change of Control; and

WHEREAS, pursuant to the terms of the Agreement any provision of the Agreement may be modified or amended if agreed to in a writing signed by the Employee and the Company.

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.             Section 1.2 of the Agreement is hereby deleted in its entirety, and the following is substituted therefore:

“1.2.        “Agreed Bonus Target”:  Agreed Bonus Target shall mean the bonus target amount as established from time to time by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).”

2.             Section 1.4 of the Agreement is hereby deleted in its entirety, and the following is substituted therefore:

                “1.4.        “Cause”: (i) willful failure to perform, or gross negligence in the performance of, the Employee's duties for the Company or any of its affiliates; (ii) knowing and material breach by the Employee of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) the Employee's breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) the Employee's conviction of, or plea of nolo contendere to, a felony (other than felonies vehicular in nature) or any other crime involving moral turpitude; provided, however that with respect to the grounds set forth in Section 1.4(i), Cause shall not be deemed to exist until the Employee has been given written notice of the facts or circumstances allegedly constituting such grounds and, where reasonably subject to cure, thirty (30) days to cure.

3.             Section 1.5 of the Agreement is hereby deleted in its entirety, and the following is substituted therefore:

“1.5.        “Good Reason”:  (i) a substantial reduction in the Employee's then current base salary, without the Employee's consent; or (ii) material and continuing diminution of the Employee's title or the Employee’s responsibilities, duties and authority in the operation and management of the Company as compared to such title or responsibilities, duties and authority on the Effective Date, without the Employee's consent.

4.             Section 1.9 of the Agreement is hereby deleted in its entirety, and the following is substituted therefore:

“1.9.        “Severance Compensation”:  100% of the Employee’s Base Salary on the effective date of termination and the Agreed Bonus Target in effect on the effective date of termination.”

5.             Section 2.1 of the Agreement is hereby deleted in its entirety, and the following is substituted therefore:

“2.1.        If the Company terminates the Employee’s employment without Cause, or the Employee terminates his or her employment with Good Reason, the Company will pay the Employee an amount equal to his Severance Compensation in twelve (12) equal monthly installments in arrears commencing one month after the date of termination and shall also pay him, on the date of termination, his Accrued Base Compensation as of the termination date.  The Company’s obligation to make such payments shall cease upon the Employee’s material breach of any written agreement between the Company and the Employee or of any written policy of the Company by which the Employee is bound, if such breach causes or is likely to cause material harm to the Company.  All payments to be made under Section 2.3 shall be made on the same schedule as set forth in this Section 2.1.”

6.             Section 3.2 of the Agreement is hereby deleted in its entirety, and the following is substituted therefore:

“3.2.        If, after a Change of Control, the Company or the acquiror terminates the Employee’s employment without Cause, or if the Employee terminates his or her employment for Good Reason, then, notwithstanding any contrary or inconsistent provision of any Stock Award granted to the Employee by the Company, an additional number of shares or options equal to one hundred percent (100%) of the total shares or options in the Stock Award shall, on the date of termination, become fully vested and immediately exercisable.”

7.             The Agreement, as amended by this instrument, is hereby ratified and confirmed in all respects and shall continue in full force and effect in accordance with its terms.

8.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be duly executed on the date first above written.

THE COMPANY:

ENERNOC, INC.

By:
Name: Timothy G. Healy
Title: Chief Executive Officer

THE EMPLOYEE: